Exhibit 12.1

Borden Ladner Gervais LLP Bay Adelaide Centre, East Tower 22 Adelaide Street West Toronto, ON, Canada M5H 4E3 T 416.367.6000 F 416.367.6749 blg.com

October 4, 2024

Midori Group Inc.

5 Hazelton Avenue, Suite 400

Toronto, Ontario M5R 2E1

Dear Sirs/Mesdames:

Re:	Form 1-A Offering Statement

We have acted as Canadian counsel to Midori Group Inc., a British Columbia corporation (the “Corporation”) in connection with the preparation and filing by the Corporation with the Securities and Exchange Commission (the “SEC”) of a Regulation A Offering Statement on Form 1-A (the “Offering Statement”), relating to the sale by the Corporation of 20,000,000 common shares of the Corporation (the “Offered Shares”).

This opinion letter is being delivered in accordance with the requirements of Part III of Form 1-A, adopted under the United States Securities Act of 1933, as amended. Headings used in this opinion letter are for convenience of reference only and do not affect the interpretation of this opinion letter.

A.	EXAMINATIONS

We have made or caused to be made, such searches and investigations, examined such statutes and corporate records of the Corporation and such other documents, including certificates of public officials and corporate officers, and have considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter expressed. As to various questions of fact material to this opinion which we have not independently established, we have relied upon documents and certificates of public officials and officers of the Corporation.

In particular and without limiting the generality of the foregoing, we have examined and relied upon the following documents:

(a)	a certificate of good standing dated October 4, 2024 issued by the Registrar of Companies for the Province of British Columbia (“Certificate of Good Standing”);

(b)	the Corporation’s Certificate of Incorporation, Incorporation Agreement, Notice of Articles and Articles; and

(c)	the Offering Statement and exhibits thereto,

(collectively, the foregoing are hereinafter referred to as the “Material Documents”).

We have also examined an officer’s certificate of the Corporation (the “Opinion Support Certificate”) dated as of the date hereof, with respect to factual matters, a copy of which has been provided to you. However, we have not examined the minute books of the Corporation. Other than a review of the Material Documents, we have not undertaken any special or independent investigation to determine the existence or absence of such facts or circumstances. No inference as to our knowledge as to such facts and circumstances should be drawn merely from our representation of the Corporation.

B.	APPLICABLE LAW

Except as noted below, our opinions are limited to the Province of British Columbia now in effect (“B.C. Law”). In particular, to the extent that B.C. Law would require the application of the laws of any other jurisdiction, no opinions are expressed as to the laws of such other jurisdiction.

C.	ASSUMPTIONS AND RELIANCES

In connection with our opinions, we have, with your concurrence, made the following assumptions:

(a)	with respect to all documents examined by us, the genuineness of all signatures, the legal capacity of all individuals signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, electronic, certified or otherwise, and the identity of all individuals acting or purporting to act as public officials;

(b)	all facts set forth in the official public records, indices, filing and registration systems and all certificates, documents and printed results supplied by public officials or otherwise conveyed to us by public officials are complete, true, accurate and current;

(c)	all factual statements made in the Opinion Support Certificate are complete, true and accurate as of, and at all relevant times prior to, the date of this opinion letter;

In expressing the opinion in paragraph 1 below, we have assumed that the Certificate of Good Standing for the Corporation continues to be accurate as of the date of this opinion letter and have relied exclusively upon this certificate as evidencing that the Corporation is a valid and existing corporation under the laws of the Province of British Columbia and is, with respect to the filing of annual reports, in good standing as of this date.

In expressing the opinion set out in paragraph 2 below, we have relied solely, without further investigation or inquiry, upon the Opinion Support Certificate as evidencing that the Corporation has been duly authorized to execute and deliver the Offering Statement and to issue and sell the Offered Shares in accordance with the terms of the Offering Statement.

In expressing the opinion set out in paragraph 3 below, we have relied upon the Opinion Support Certificate as evidencing that and assumed that, as B.C. Law then required, the Offered Shares of the Corporation will not be issued until the consideration for those Offered Shares had been fully paid.

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D.	OPINIONS

Based and relying on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

1.	Corporate Existence. The Corporation is a valid and existing company under the laws of the Province of British Columbia and is, with respect to the filing of annual reports, in good standing as of this date.

2.	Authorization. The execution and delivery by the Corporation of the Offering Statement and issuance and sale of the Offered Shares in accordance with the terms of the Offering Statement have been duly authorized by all necessary corporate action on the Corporation’s part.

3.	Authorized Capital. The authorized capital of the Corporation consists of an unlimited number of Offered Shares. The Offered Shares that may be issued in accordance with the Offering Statement will be, when issued and fully paid for in accordance with the Articles, duly issued as fully paid and non- assessable Offered Shares.

This opinion letter is being furnished for the sole benefit of the addressees hereof and may not be relied upon or distributed to any other person or entity or for any other purpose without our prior written consent. This opinion is given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact which may come to our attention after the date hereof. We hereby consent to the filing of this opinion letter as an exhibit to the Offering Statement and to the reference to this firm under the caption “Interest of Named Experts” in the Offering Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder with respect to any part of the Offering Statement, including this opinion as an exhibit or otherwise.

Yours truly,

BORDEN LADNER GERVAIS LLP

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